                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                  SCHEDULE 13G
                                 (Rule 134-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                        (Amendment No. ________ )/1/




                                   Web Street, Inc.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                        Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                  947336 10 3
                   ----------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)

----------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                     -------------------
 CUSIP No. 947336 10 3                13G                    Page 2 of 4 Pages
-----------------------                                     -------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Avi Fox

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,228,410

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,228,410

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,228,410
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      20.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                                                               Page 3 of 4 Pages

Item 1.

          (a)  Name of Issuer

               Web Street, Inc.

          (b)  Address of Issuer's Principal Executive Offices

               510 Lake Cook Road, Deerfield, Illinois 60015

Item 2.
          (a)  Name of Person Filing

               Avi Fox

          (b)  Address of Principal Business Office or, if none, Residence

               510 Lake Cook Road, Deerfield, Illinois 60015

          (c)  Citizenship

               United States

          (d)  Title of Class of Securities

               Common Stock, par value $.01 per share

          (e)  CUSIP Number

               947336 10 3

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b), or (c), check whether the person filing is a:

          Not Applicable

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:  5,228,410

          (b)  Percent of class:           20.4%

          (c)  Number of shares as to which such person has:

                 (i) Sole power to vote or to direct the vote 5,228,410.

                (ii) Shared power to vote or to direct the vote 0.

               (iii) Sole power to dispose or to direct the disposition of
                     5,228,410.

                (iv) Shared power to dispose or to direct the disposition of 0.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]. Not Applicable.

                                                               Page 4 of 4 Pages


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

          Not Applicable


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 11, 2000
                                               ---------------------------------
                                                             Date

                                                          /s/ Avi Fox
                                               ---------------------------------
                                                           Signature

                                                            Avi Fox
                                               ---------------------------------
                                                          Name/Title